Exhibit 99.1

SIRIUS SATELLITE RADIO REPORTS RECORD REVENUE FOR SECOND QUARTER 2005

•	Revenue Up 295% and Net Subscriber Additions Up 184% Over Prior Year Second Quarter
•	2005 Year-End Subscriber Guidance Increased to 3 Million and Revenue Guidance Increased to $225 Million

NEW YORK – August 2, 2005 - SIRIUS Satellite Radio (NASDAQ: SIRI) today announced strong second quarter financial and operating results, driven by robust subscriber growth in its retail and automotive OEM distribution channels, and continued demand for its superior programming.

As of June 30, 2005, SIRIUS had 1,814,626 subscribers. The second quarter subscriber figure reflects net additions of 365,931 subscribers, a 184% increase over the year-ago figure of 128,678 net additions.

For the third time this year, the company is raising its 2005 year-end subscriber guidance. SIRIUS now expects to have 3 million subscribers at year-end, up from previous guidance of approximately 2.7 million subscribers. The company attributes its revised outlook to continued momentum in the retail and automotive OEM distribution channels, and expectations of strong consumer demand for SIRIUS’ exclusive programming, including the NFL, Martha Stewart Living Radio and Howard Stern, as well as the continued appeal of its commercial-free music.

“Our great second quarter results clearly indicate that momentum for SIRIUS is accelerating,” said Mel Karmazin, CEO of SIRIUS. “We beat Wall Street consensus expectations on all important metrics through a continuing focus on sound business execution, while maintaining low churn and very high levels of customer satisfaction. Plus, our automotive channel showed very strong results and consumers responded favorably to our second quarter retail promotion. Going into the second half of the year, we believe that creative new programming, additional automotive factory programs and the introduction of exciting new products will continue to drive our strong growth for the future.”

SIRIUS reported record revenue of $52.2 million for the second quarter of 2005, a 295% increase over the $13.2 million reported for the year-ago quarter. Average monthly churn during the second quarter of 2005 was 1.4%.

The company reported subscriber acquisition costs (SAC) per gross subscriber addition of $160 for the second quarter of 2005, a 32% improvement over SAC per gross subscriber addition of $234 in the year-ago quarter.

During the second quarter of 2005, SIRIUS added 244,985 net subscribers from its retail channel, a 137% increase over 103,201 retail net additions in the year-ago quarter, and a 23% sequential increase over 198,558 retail net additions in the first quarter of 2005. The company also added 121,664 net subscribers from its automotive OEM channel, a 375% increase over 25,636 net additions from that channel in the second quarter of 2004, and a 13% sequential increase over 107,855 automotive OEM net additions in the first quarter of 2005.

SIRIUS reported a net loss of ($177.5) million, or ($0.13) per share, for the second quarter of 2005 compared with a net loss of ($136.8) million, or ($0.11) per share, for the second quarter of 2004.

During the quarter, SIRIUS and the Ford Motor Company announced an agreement that extends SIRIUS' exclusive relationship with Ford through September 2011, with the option for Ford to extend the agreement through September 2013. Ford and SIRIUS also recently announced that Ford will offer SIRIUS as a factory installed option on select vehicles beginning in August of this year. Ford and Lincoln Mercury expect to generate up to one million SIRIUS subscribers over the 2006 and 2007 model years, and expect to significantly increase factory-installed volumes in the 2008 model year. DaimlerChrysler’s SIRIUS factory installation program continues to be on track, and they expect to produce more than 500,000 SIRIUS subscribers over the 2005 and 2006 model years.

SIRIUS continues to add more innovative programming to appeal to subscribers and advertisers. Beginning this month, SIRIUS will launch its second season of NFL play-by-play coverage as The Official Satellite Radio Partner of the NFL, and introduce Martha Stewart Living Radio and other new programming offerings. The company is also preparing for the arrival of Howard Stern in January 2006 and, in 2007, NASCAR.

Guidance for 2005:

Reflecting a strong first half of 2005 and the company’s expectation for continued strong subscriber growth in the second half, SIRIUS is raising subscriber guidance again to a year-end 2005 target of 3 million subscribers, up from approximately 2.7 million subscribers suggested by previous guidance.

Estimated average monthly churn is expected to be 1.5% for full year 2005 compared with previous guidance of 1.5% to 1.6%, given continued high levels of customer satisfaction. The company continues to expect SAC per gross subscriber addition to be under $145 for the full year 2005, with further declines expected in 2006.

SIRIUS expects to generate $225 million of total revenue in 2005, up from previous guidance of $215 million. The company expects to report an adjusted loss from operations of approximately ($540) million in 2005 compared with previous guidance of ($510) million, reflecting the impact on total SAC of increased subscriber growth. Total operating cash uses, capital expenditures and restricted investment activity, are expected to be approximately ($375) million in 2005, in line with previous guidance.

SIRIUS ended the second quarter of 2005 with approximately $577 million in cash, cash equivalents and marketable securities, which the company continues to believe is sufficient to reach free cash flow breakeven under its current business plan. SIRIUS’ first quarter of positive free cash flow could be reached as early as the fourth quarter of 2006, further underscoring its expectations to generate positive free cash flow for the full year 2007.

Conference Call Information:

SIRIUS will hold a conference call today at 8 am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website, www.sirius.com, and on the SIRIUS service by tuning to SIRIUS Channel 127. A replay of the call will also be available on the SIRIUS website.

SECOND QUARTER 2005 VERSUS SECOND QUARTER 2004

For the second quarter of 2005, SIRIUS recognized total revenue of $52.2 million, compared with $13.2 million for the second quarter of 2004. This increase in revenue was driven by a net increase in the company’s subscriber base of 1,334,285 subscribers from June 30, 2004 to June 30, 2005.

The company’s adjusted loss from operations increased by $11.5 million to ($108.8) million in the second quarter of 2005 from ($97.3) million in the second quarter of 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by a 98%, or $34.0 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 190% increase in gross subscriber additions from 149,164 for the second quarter of 2004 to 432,687 for the second quarter of 2005.

Programming and content expenses increased by $5.7 million to $16.1 million for the second quarter of 2005 from $10.4 million for the second quarter of 2004. The increase was primarily attributable to an increase in costs to acquire, create and produce content, specifically costs associated with sports-related programming initiatives, such as the NBA and college sports; additional on-air talent costs due to the expansion of the programming line-up; and increased variable broadcast royalties as a result of the increase in the company’s subscriber base.

Engineering, design and development expenses increased by $5.9 million to $11.8 million for the second quarter of 2005 from $5.9 million for the second quarter of 2004. The increase was primarily attributable to costs associated with tooling and manufacturing upgrades at DaimlerChrysler and Ford to support factory installations of SIRIUS radios and product development costs for the company’s next generation products.

During the second quarter of 2005, the company also had increases in customer service and billing expenses and general and administrative expenses. Customer service and billing expenses increased by $3.2 million to $7.7 million for the second quarter of 2005, from $4.5 million for the second quarter of 2004. This increase was primarily a direct result of the growth in the company’s subscriber base. General and administrative expenses increased by $2.8 million to $14.1 million for the second quarter of 2005 from $11.3 million for the second quarter of 2004, primarily as a result of overhead expansion to support the growth of the business.

Such increases in expenses were offset by a decrease in satellite and transmission expenses of $1.5 million, primarily as a result of the company’s decision not to renew its satellite insurance policy in August 2004, and a decrease in sales and marketing expenses of $1.2 million, primarily as a result of costs associated with the commencement of the company’s sales efforts with RadioShack in June 2004 and costs for its 2004 NFL marketing campaign. The decreases in sales and marketing expenses were offset by increased automotive OEM revenue share and retail residuals in the second quarter of 2005 due to the increase in subscribers and higher personnel-related costs to support the growth of the company.

SIRIUS reported a net loss of ($177.5) million, or ($0.13) per share, for the second quarter of 2005 compared with a net loss of ($136.8) million, or ($0.11) per share, for the second quarter of 2004.

SIX MONTHS ENDED JUNE 30, 2005 VERSUS SIX MONTHS ENDED JUNE 30, 2004

For the six months ended June 30, 2005, SIRIUS recognized total revenue of $95.4 million compared with $22.5 million for the six months ended June 30, 2004, a 324% year-over-year increase. This increase in revenue was driven by a net increase in the company’s subscriber base of 1,334,285 subscribers from June 30, 2004 to June 30, 2005.

The company’s adjusted loss from operations increased by $60.5 million to ($235.8) million for the six months ended June 30, 2005 from ($175.3) million for the six months ended June 30, 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by a 120%, or $74.1 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 205% increase in gross subscriber additions from 257,896 for the six months ended June 30, 2004 to 787,395 for the six months ended June 30, 2005.

Programming and content expenses increased by $21.5 million to $40.6 million for the six months ended June 30, 2005 from $19.1 million for the six months ended June 30, 2004. The increase was primarily attributable to an increase in costs to create, produce and acquire content, such as the NFL, NBA and college sports; additional on-air talent costs due to the expansion of the programming line-up; and increased variable broadcast royalties as a result of the increase in the company’s subscriber base.

Customer service and billing expenses increased by $8.8 million to $17.2 million for the six months ended June 30, 2005 from $8.4 million for the six months ended June 30,

2004. The increase was a direct result of the growth in the company’s subscriber base and additional costs associated with a new billing system.

Sales and marketing expenses increased by $8.0 million to $68.8 million for the six months ended June 30, 2005 from $60.8 million for the six months ended June 30, 2004. The increase was primarily a result of increased automotive OEM revenue share and retail residuals as a result of the increase in subscribers and additional personnel-related costs to support the growth of the company. In addition, the company incurred higher overall distribution costs in the first half of 2005 to support the expansion of the retail distribution channel, offset in part by costs associated with the commencement of the company’s sales efforts with RadioShack in June 2004.

General and administrative expenses increased by $9.8 million to $29.0 million for the six months ended June 30, 2005 from $19.2 million for the six months ended June 30, 2004 primarily as a result of overhead expansion to support the growth of the business. In addition, engineering, design and development expenses increased by $11.8 million to $23.4 million for the six months ended June 30, 2005 from $11.6 million for the six months ended June 30, 2004 primarily as a result of additional personnel-related costs to support research and development efforts, costs associated with tooling and manufacturing upgrades at DaimlerChrysler and Ford to support factory installations of SIRIUS radios and product development costs for the company’s next generation products.

SIRIUS reported a net loss of ($371.2) million, or ($0.28) per share, for the six months ended June 30, 2005 compared with a net loss of ($280.9) million, or ($0.23) per share, for the six months ended June 30, 2004.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as GAAP loss from operations before depreciation and equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful to investors because it represents operating expenses of the company excluding the effects of non-cash items.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period.

SIRIUS defines subscriber acquisition costs, or SAC, per gross subscriber addition as SAC and the negative margin from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period.

Adjusted loss from operations, ARPU and SAC per gross subscriber addition are not measures of financial performance under U.S. generally accepted accounting principles and are used as measures of operating performance. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles.

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Sirius Satellite Radio Inc.

Quarterly Data

(Unaudited)

	As of June 30,
	2005	2004
Subscribers:
Beginning subscribers	1,448,695	351,663
Net additions	365,931	128,678
Ending subscribers	1,814,626	480,341
Retail (1)	1,354,798	400,429
OEM (1)	432,988	55,065
Hertz	26,840	24,847

(1) Retail subscribers include special markets subscribers. All subscriber figures from the prior period have been reclassified to conform to the current period presentation.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Gross subscriber additions	432,687	149,164	787,395	257,896
Deactivated subscribers	66,756	20,486	116,027	38,616
Average monthly churn (1)	1.4%	1.6%	1.3%	1.8%
Subscriber acquisition costs per gross subscriber addition	$160	$234	$173	$240
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.60	$11.19	$10.61	$11.35
Effects of Hertz subscribers	0.05	(0.29)	0.03	(0.38)
Effects of mail-in rebates	(0.37)	(0.36)	(0.23)	(0.70)
Average monthly subscriber revenue per subscriber	10.28	10.54	10.41	10.27
Average monthly net advertising revenue per subscriber	0.22	0.11	0.18	0.07
ARPU	$10.50	$10.65	$10.59	$10.34

(1) Average monthly churn is the number of deactivated subscribers divided by average quarterly subscribers.

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Subscriber revenue, including effects of mail-in rebates	$49,622	$12,950	$91,526	$22,152
Advertising revenue, net of agency fees	1,052	130	1,586	150
Equipment revenue	1,503	140	2,270	190
Other revenue	17	10	28	29

Total revenue	52,194	13,230	95,410	22,521

Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	6,668	8,183	13,481	16,595
Programming and content	16,147	10,405	40,635	19,095
Customer service and billing	7,738	4,529	17,230	8,389
Cost of equipment	1,952	405	2,928	469
Sales and marketing	33,862	35,066	68,774	60,748
Subscriber acquisition costs	68,693	34,711	135,786	61,692
General and administrative	14,120	11,332	28,952	19,201
Engineering, design and development	11,786	5,917	23,448	11,646
Depreciation	24,580	23,583	49,081	47,271
Equity granted to third parties and employees (1)	41,230	12,084	79,936	29,908
Total operating expenses	226,776	146,215	460,251	275,014
Loss from operations	(174,582)	(132,985)	(364,841)	(252,493)
Other income (expense):
Interest and investment income	4,790	1,946	9,277	3,615
Interest expense	(7,201)	(5,269)	(14,526)	(28,968)
Other income	7	71	52	71
Total other income (expense)	(2,404)	(3,252)	(5,197)	(25,282)
Loss before income taxes	(176,986)	(136,237)	(370,038)	(277,775)
Income tax expense	(560)	(560)	(1,120)	(3,081)
Net loss	$(177,546)	$(136,797)	$(371,158)	$(280,856)
Net loss per share (basic and diluted)	$(0.13)	$(0.11)	$(0.28)	$(0.23)
Weighted average common shares outstanding (basic and diluted)	1,324,270	1,235,920	1,319,318	1,226,764

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$429	$171	$988	$595
Programming and content	5,098	1,046	10,005	2,877
Customer service and billing	126	46	265	132
Sales and marketing	7,228	3,380	20,639	15,383
Subscriber acquisition costs	12,533	3,965	18,761	4,067
General and administrative	8,332	2,907	15,609	5,256
Engineering, design and development	7,484	569	13,669	1,598
Total equity granted to third parties and employees	$41,230	$12,084	$79,936	$29,908

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

Selected balance sheet data:
	As of
	June 30, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$ 577,369	$ 759,168
Restricted investments	92,615	97,321
Working capital	306,384	541,526
Total assets	1,741,534	1,957,613
Long-term debt	654,307	656,274
Total liabilities	1,024,483	956,980
Accumulated deficit	(2,237,014)	(1,865,856)
Stockholders’ equity	717,051	1,000,633

The following table reconciles GAAP loss from operations, as reported, to adjusted loss from operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

GAAP loss from operations, as reported	$ (174,582)	$ (132,985)	$ (364,841)	$ (252,493)
Depreciation	24,580	23,583	49,081	47,271
Equity granted to third parties and employees	41,230	12,084	79,936	29,908
Adjusted loss from operations	$ (108,772)	$ (97,318)	$ (235,824)	$ (175,314)

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net loss	$(177,546)	$(136,797)	$(371,158)	$(280,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,580	23,583	49,081	47,271
Non-cash interest expense	761	573	1,523	20,595
Loss on disposal of assets	125	—	252	19
Expense for equity granted to third parties and employees	41,230	12,084	79,936	29,908
Deferred income taxes	560	560	1,120	3,081
Changes in operating assets and liabilities:
Marketable securities	—	—	16	(92)
Prepaid expenses and other current assets	(13,656)	4,666	(15,761)	(29)
Other long-term assets	1,635	(2,446)	478	(3,414)
Accrued interest	(2,862)	(868)	(126)	2,876
Accounts payable and accrued expenses	31,840	26,852	26,002	29,473
Deferred revenue	30,714	9,473	50,374	17,968
Other long-term liabilities	(2,018)	(983)	(3,542)	(1,974)
Net cash used in operating activities	(64,637)	(63,303)	(181,805)	(135,174)
Cash flows from investing activities:
Additions to property and equipment	(3,975)	(7,390)	(10,863)	(10,340)
Sale of property and equipment	47	—	59	28
Purchase of restricted investments	—	—	(6,291)	(85,000)
Release of restricted investments	10,997	—	10,997	—
Maturities of available-for-sale securities	—	—	4,835	25,000
Net cash provided by (used in) investing activities	7,069	(7,390)	(1,263)	(70,312)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	—	—	293,600
Proceeds from exercise of stock options	5,111	3,694	6,104	5,147
Proceeds from exercise of warrants	—	—	—	19,850
Other	—	(34)	(8)	(67)
Net cash provided by financing activities	5,111	3,660	6,096	318,530
Net (decrease) increase in cash and cash equivalents	(52,457)	(67,033)	(176,972)	113,044
Cash and cash equivalents at the beginning of period	629,376	701,056	753,891	520,979
Cash and cash equivalents at the end of period	$576,919	$634,023	$576,919	$634,023

Contacts for SIRIUS:

Jim Collins

Media

212-901-6422

jcollins@siriusradio.com

Michelle McKinnon

Analysts

212-584-5285

mmckinnon@siriusradio.com

Jaymie VanValkenburgh

Investors

212-584-5158

jvanvalkenburgh@siriusradio.com

###

About SIRIUS

SIRIUS delivers more than 120 channels of the best commercial-free music, compelling talk shows, news and information, and the most exciting sports programming to listeners across the country in digital quality sound. SIRIUS offers 65 channels of 100% commercial-free music, and features over 55 channels of sports, news, talk, entertainment, traffic and weather for a monthly subscription fee of only $12.95. SIRIUS also broadcasts live play-by-play games of the NFL and NBA, and is the Official Satellite Radio partner of the NFL.

SIRIUS radios for the car, truck, home, RV and boat are manufactured by Alpine, Audiovox, Blaupunkt, Clarion, Delphi, Jensen, JVC, Kenwood, Pioneer, Sanyo and XACT Communications. Available in more than 25,000 retail locations, SIRIUS radios can be purchased at major retailers including Best Buy, Circuit City, Crutchfield, Office Depot, Sears, Target, Wal-Mart and RadioShack. SIRIUS is also available at heavy truck dealers and truck stops nationwide.

SIRIUS radios are currently offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz currently offers SIRIUS at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.